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                                                                                              Exhibit 11.1

                                                 COMPUTATION OF EARNINGS PER SHARE

                                                           Three Months Ended                        Six Months Ended
                                                                June 30                                   June 30
                                                           ------------------                        ----------------

                                                       1998                 1997                 1998                1997
                                                    ----------           ----------           ----------          ----------
                                                                 (Dollars in thousands except per share data)
DILUTED:

Average common shares outstanding                   $5,168,111           $3,555,319           $5,137,471          $3,278,905
Average common stock equivalents of
  warrants and options outstanding-
  based on the treasury stock method
  using market price                                   427,725              320,315              423,958             302,475
                                                    ----------           ----------           ----------          ----------

                                                     5,595,836            3,875,634            5,561,429           3,581,380
                                                    ==========           ==========           ==========          ==========

Net income                                          $    1,077           $      700           $    1,704          $    1,301

Diluted earnings per common share                   $     0.19           $     0.18           $     0.31          $     0.36
                                                    ==========           ==========           ==========          ==========
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